UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 16, 2013

iGATE Corporation

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

000-21755	25-1802235
(Commission File Number)	(IRS Employer Identification No.)

6528 Kaiser Drive, Fremont, CA	94555
(Address of Principal Executive Offices)	(Zip Code)

(510) 896-3015

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On September 11, 2013, iGATE Corporation (the “Company”) announced the appointment of Ashok Vemuri, age 45, as its President and Chief Executive Officer, effective September 16, 2013. In connection with his appointment as President and Chief Executive Officer, Gerhard Watzinger, who has served as the Company’s Interim President and CEO since May 2013, will remain with the Company in an advisory role temporarily to assist with Mr. Vemuri’s transition.

Also on September 16, 2013, the Company’s Board of Directors (the “Board”) appointed Mr. Vemuri to serve as a member of the Board, effective September 16, 2013.

Mr. Vemuri joined the Company from Infosys Limited (“Infosys”), where he most recently served as Member of the Board of Directors of Infosys, Head of Americas and Global Head of Manufacturing and Engineering Services of Infosys. Mr. Vemuri also previously served as the Chairman of Infosys China and was on the Board of Infosys Public Services. Prior to that, he established and ran the Financial Services and Insurances business for nine years, making it the largest business unit within Infosys. In his role as Head of Americas, Mr. Vemuri was responsible for Infosys’ business operations in the company’s largest region – with $4.7 billion in revenues – and he oversaw all facets of the business, from strategic direction to maintaining and improving financial and operational efficiency. Mr. Vemuri is also on the Board of Visitors of the Fuqua School of Management at Duke University. Mr. Vemuri received a Bachelor’s degree with Honors in Physics from St. Stephens College, Delhi, and a Post Graduate Diploma in Marketing Management from the Indian Institute of Management, Ahmedabad.

(e)

In connection with Mr. Vemuri being appointed President and Chief Executive Officer, he and iGATE Technologies, Inc. executed an employment agreement, effective September 16, 2013 (the “Employment Agreement”).

Term, Annual Base Salary and Annual Cash Bonus. Pursuant to the terms of the Employment Agreement, Mr. Vemuri will be employed initially for a five year term commencing on September 16, 2013, with an initial annual base salary of $1.3 million and an annual cash bonus ranging between 0% to 200% of the target bonus of $500,000.

Initial Equity Awards. The Employment Agreement also provides for initial equity awards under the Company’s 2006 Stock Incentive Plan (the “Plan”) consisting of (i) 150,000 options with the exercise price at the Fair Market Value as defined in the Plan on the Effective Date (as defined in the Employment Agreement) and a four-year vesting schedule, with 25% of the awards vesting at the end of each year; (ii) 100,000 restricted stock with a four-year vesting schedule, with 25% of the awards vesting at the end of each year; and (iii) 300,000 target amount of performance-based restricted shares (the “Performance Shares”) vesting upon the Company’s attainment of a twelve-month trailing adjusted EBITDA goal of $400 million dollars at any eligible fiscal quarter end on or before June 30, 2017 (the “Target EBITDA”); provided, however, that in the event the Company attains twelve-month trailing adjusted EBITDA of $500 million or greater (the “Maximum EBITDA”) during the period, the number of Performance Shares shall be increased to an aggregate amount of 600,000. In the event that the Company attains twelve-month trailing EBITDA between the Target EBITDA and the Maximum EBITDA, the aggregated number of Performance Shares earned will be prorated.

Termination. The Employment Agreement contains terms and conditions providing certain severance and other payments and benefits that vary depending on whether Mr. Vemuri’s employment is terminated with or without “Cause” or by Mr. Vemuri’s Voluntary Termination as those terms are described in the Employment Agreement. Please refer to the Employment Agreement for the terms and conditions regarding the arrangements upon termination of Mr. Vemuri’s employment.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Senior Executive Employment Agreement, effective September 16, 2013, between iGATE Technologies, Inc. and Ashok Vemuri.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Mukund Srinath
Name:	Mukund Srinath

Title:	Senior Vice President – Legal & Corporate Secretary

September 16, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1	Senior Executive Employment Agreement, effective September 16, 2013, between iGATE Technologies, Inc. and Ashok Vemuri.